EXHIBIT 4.3

The Hops Grill & Bar, Inc. MP Equity Investment Plan

                The title of the plan described herein (the “Plan”) is “The Hops Grill & Bar, Inc. MP Equity Investment Plan.”

                General managers and other prospective managing partners of Hops restaurants (“Restaurants”) operated by Hops Grill & Bar, Inc. (the “Company”) who are employees of the Company (“Employees”) will be eligible to participate in the Plan if selected to participate by the Company. Each Employee selected to participate in the Plan will be offered an employment agreement (the “Employment Agreement”) and a pledge agreement (the “Pledge Agreement”, collectively with the Employment Agreement, the “Agreements”) by the Company which, if accepted, will obligate the Employee to pledge to the Company shares of common stock, $.01 par value per share (the “Avado Stock”), of Avado Brands, Inc. (“Avado”), having a value specified in the Employment Agreement (the “MP Equity Investment”), to secure the Employee’s obligations to the Company under his or her Employment Agreement. Participation in the Plan by an Employee selected by the Company to participate in the Plan will not be a condition of his or her employment by the Company in a position other than managing partner of a Restaurant (“Managing Partner”), but will be a condition of his or her employment as a Managing Partner. An Employee who is offered the Agreements and accepts will become Managing Partner of a Restaurant and a participant in the Plan (a “Participating Manager”).

                Before the Company will enter into an Employment Agreement with an Employee pursuant to the Plan, he or she will be required to hold Avado Stock having a then current market value not less than the MP Equity Investment specified in his or her Employment Agreement (minus the amount of any Deferred Purchases described below). Such shares must be held solely in the name of the Employee, free and clear of any liens or encumbrances. The amount of the MP Equity Investment required by the Company with respect to an individual Participating Manager will be determined by the Company based on prior sales of the Participating Manager’s Restaurant. All shares of Avado Stock held by a Participating Manager and representing the MP Equity Investment must be pledged to the Company in accordance with the Pledge Agreement.

                Each Participating Manager will be eligible to receive incentive compensation (the “Incentive Compensation”) based upon the sales and profits of the Participating Manager’s Restaurant and the amount of his or her MP Equity Investment. At the election of the Company, a Participating Manager may be eligible to receive Incentive Compensation for one or more quarters beginning prior to the date of the Employment Agreement and during which he or she was employed by the Company. The manner in which Incentive Compensation will be payable to each Participating Manager will be determined by the Company and will be set forth in the Employment Agreement.

                One purpose of the Plan is to motivate each Participating Manager to produce higher sales and profits at his or her Restaurant as a result of the Participating Manager: (a) being eligible to receive Incentive Compensation, based in part on the amount of his or her MP Equity Investment, and (b) investing in Avado, more closely aligning the Participating Manager's interest with that of the Company and its parent. Another purpose of the Plan is to provide collateral to the Company, in the form of Avado Stock, to secure the obligations of each Participating Manager pursuant to his or her Employment Agreement, including the obligation of each Participating Manager to pay liquidated damages to the Company if his or her employment is terminated for cause or as a result of the Participating Manager's resignation.

                During the term of employment of a Participating Manager, the Company will evaluate sales of the Participating Manager's Restaurant, as provided in the Employment Agreement. Provided the Participating Manager and the Company agree, the Participating Manager's Employment Agreement may be replaced by a similar agreement, giving effect to: (a) the then most recent rolling twelve month average weekly sales generated by the Participating Manager's Restaurant, and (b) any increase in the Participating Manager's MP Equity Investment, with a resulting increase in the amount of Incentive Compensation for which the Participating Manager will be eligible.

                The administrator of the Plan (the “Administrator”) will be designated by the chief executive officer or chief financial officer of the Company. The Administrator will maintain the Company's records in connection with the Plan and is responsible to the Company for the safekeeping of certificates representing shares of Avado Stock pledged to the Company pursuant to the Pledge Agreements. The Administrator will not serve as a trustee or manager of any securities purchased or pledged pursuant to the Plan and is not authorized to represent or provide legal counsel or other advice to any person or entity other than the Company and its executive officers in connection with the Plan. The Administrator is authorized to execute and file on behalf of the Plan all statements, reports or other documents required to be filed with or delivered to the Securities and Exchange Commission or any other government agency, person or entity in connection with the Plan. The Administrator will serve until removed by the chief executive officer or chief financial officer of the Company or until he or she dies, is disabled, or resigns.

                Any Avado Stock purchased by a Participating Manager to satisfy his or her obligations to hold and pledge Avado Stock in the amount of the MP Equity Investment must be purchased by the Participating Manager in the open market, by placing one or more orders with a broker/dealer selected by the Participating Manager (the “Broker”). The price per share of any Avado Stock purchased by a Participating Manager in connection with the Plan will be the market price of Avado Stock at the time of purchase. The Company may authorize one or more broker/dealers to distribute to the Participating Managers information and applications related to the opening of ordinary brokerage accounts with such broker/dealers. All Avado Stock purchased by a Participating Manager for purposes of the Plan, other than shares acquired in Deferred Purchases (as described below), must be paid for no later than the date of the Employment Agreement. Payment for all Avado Stock purchased by the Participating Manager and any commissions, charges or fees charged by the Broker with respect thereto must be made by the Participating Manager directly to the Broker, not to the Company or Avado.

                Part of the MP Equity Investment (the “Deferred Purchase Amount”), not to exceed the amount permitted by the Employment Agreement, may be deferred until a date no later than one year from the effective date of the Employment Agreement (the “Deferred Purchase Date”). Prior to the Deferred Purchase Date, the Company will have the right to deposit to a cash account of the Participating Manager, at a financial institution approved by the Company, an amount of quarterly Incentive Compensation not to exceed the amount set forth in the Employment Agreement (the “Designated Deposits”). The Participating Manager will be required to use the Designated Deposits solely to acquire Avado Stock in market transactions (“Deferred Purchases”) until the aggregate amount of his or her Deferred Purchases of Avado Stock is at least as much as the Deferred Purchase Amount. The Plan does not provide for the purchase of any securities other than Avado Stock.

                If a Participating Manager fails to make the MP Equity Investment and pledge the required Avado Stock to the Company in accordance with his or her Employment Agreement, the Participating Manager will not be eligible to receive the Incentive Compensation which the Participating Manager would be eligible to receive if he or she had complied with all the terms of the Employment Agreement.

                Neither the Company nor Avado will make any contributions to the Plan or reimburse any Participating Manager for the purchase price of the Avado Stock or any commissions, charges or fees charged by the Broker or otherwise incurred by the Participating Manager in connection with the purchase of Avado Stock or with respect to the brokerage account, all of which will be the sole responsibility of the Participating Manager.

                The Administrator will issue to each Participating Manager a quarterly report listing the number of shares and the market value of Avado Stock pledged to the Company by the Participating Manager. The nature and frequency of any reports to be made to a Participating Manager as to the amounts and status of his or her brokerage account will be determined solely by his or her Broker, who will be solely responsible for issuing such reports to the Participating Manager.

                Under the terms of the Employment Agreement, each Participating Manager will be required to hold the shares of Avado Stock representing his or her MP Equity Investment solely in his or her name during the term of employment and, in the event of an early termination of the Participating Manager's employment by the Company for cause or as a result of the Participating Manager's resignation, until the Participating Manager's resulting obligation to pay liquidated damages to the Company pursuant to the Employment Agreement has been fully paid or satisfied.

           A Participating Manager’s participation in the Plan commences on the date of his or her Employment Agreement and terminates on the date of expiration of his or her employment with the Company pursuant to the Employment Agreement, or, in the event of an earlier termination of employment by the Company for cause or as a result of the Participating Manager’s resignation, when the Participating Manager’s resulting obligation to pay liquidated damages to the Company has been fully paid or satisfied. Upon the termination of the Participating Manager's participation in the Plan, the Company will release from the security interest granted under the Pledge Agreement between the Participating Manager and the Company all collateral other than any Avado Stock or other collateral transferred to the Company as payment of liquidated damages, and upon such release, will deliver any certificates evidencing the released collateral to the Participating Manager.

                Under the terms of the Pledge Agreement, a Participating Manager will not be permitted to sell, assign or hypothecate to any third party any Avado Stock or other property owned by the Participating Manager while it is pledged to the Company pursuant to the Pledge Agreement, without the Company's prior written consent.

                In the event of a termination of employment of a Participating Manager by the Company for cause or as a result of the Participating Manager's resignation, the Participating Manager may elect to pay the Company the full amount of the resulting liquidated damages in cash. If the full amount of liquidated damages is not paid in cash, the Company will cause all of the Avado Stock and any other collateral pledged by the Participating Manager (the “Collateral”) to be transferred to its own name, except that if the total market value of the Collateral as of the termination date is more than the unpaid liquidated damages, then only a portion of the Collateral, having a total market value as of the termination date equal to the unpaid liquidated damages, will be transferred to the name of the Company. If: (a) the Participating Manager has made the required MP Equity Investment and pledged to the Company all securities required to be pledged to the Company pursuant to his or her Employment Agreement and Pledge Agreement, and (b) the total market value of the Collateral as of the termination date is less than the unpaid liquidated damages, the Participating Manager will not be liable for any deficiency.

                  The Company will not charge for participation in the Plan, nor will the Company deduct, for purposes of the Plan, any amount from a Participating Manager's compensation other than the Designated Deposits, if applicable (as described above). Safekeeping of pledged securities will be performed by the Company or its safekeeping agent solely at the Company's expense. Any commissions, charges or fees with respect to the Participating Manager’s brokerage account will be determined solely by the Broker.

                The Plan will commence immediately upon the effectiveness of Avado's filing with the Securities and Exchange Commission all documents required to be filed in connection with the Plan. The Plan will continue thereafter as long as any Participating Manager is subject to an Employment Agreement requiring the Participating Manager to hold and pledge Avado Stock or until such other date as the Company may elect to terminate the Plan.